Exhibit 99.1

Certain Relationships between Us BioEnergy Corporation and CHS, Inc.

On November 17, 2005, US BioEnergy Corporation (the "Company") entered into a subscription agreement with CHS pursuant to which CHS purchased 8,750,000 shares of the Company's common stock for an aggregate purchase price of $35.0 million. In connection with this purchase, the Company granted CHS the right to appoint directors to the Company's Board of Directors, with the number of directors appointed by CHS based on a formula related to CHS’s percentage of beneficial ownership. For so long as CHS beneficially owns at least 15% but less than 25% of the Company's outstanding common stock, CHS has the right to appoint one director and for so long as CHS beneficially owns at least 25% of the Company's outstanding common stock, CHS has the right to appoint two directors to serve on the Company's Board of Directors. As long as CHS beneficially owns at least 15% of the Company's outstanding common stock, it also has the right to appoint one person to serve as a member on an executive management committee and as a member of the Board of Managers of each of US Bio Albert City, LLC, US Bio Woodbury, LLC and UBE Services, LLC, formerly known as United Bio Energy, LLC. These appointment rights terminate upon the first meeting of shareholders following the Company's initial public offering, and all persons appointed by CHS pursuant to this right will serve until that time. The Company has no obligation to nominate a person appointed by CHS for election to the Company's Board of Directors at the first meeting of the Company's shareholders following the date of the Company's initial public offering. Pursuant to a waiver letter, dated July 26, 2006, CHS has agreed to waive its right under the subscription agreement to appoint a second director to the Company's Board of Directors when it beneficially owns at least 25% of the Company's outstanding common stock.

Pursuant to these rights under the subscription agreement, CHS has appointed Jay Debertin to serve as a member of the Company's Board of Directors. From November 2005 until June 2006, Dennis Wendland and Don Olson, both of whom are executive officers of CHS, served as members of the Company's Board of Directors pursuant to the CHS subscription agreement.

The Company's principal executive offices are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077. The Company has agreed to lease approximately 8,600 square feet at this address from CHS pursuant to a lease dated June 1, 2006. Effective on November 1, 2006, the Company and CHS amended and restated the lease to increase the square footage of leased office space to approximately 13,169 square feet.

Through UBE Services, the Company also purchased $5.5 million of grain from CHS for the nine months ended September 30, 2006.

On March 31, 2006, CHS purchased 4,375,000 shares of the Company's common stock for an aggregate purchase price of $35.0 million in connection with a private placement transaction. On November 28, 2005, in connection with the service of certain CHS representatives on the Company's Board of Directors, the Company issued options to purchase an aggregate of 15,000 shares of the Company's common stock to CHS. One-third of the options vest annually, and once vested, the options are exercisable at an exercise price of $4.00 per share, the fair market value of one share of the Company's common stock as of the date of the option grant as determined by the Company's Board of Directors. The options expire on November 28, 2012.

In March 2006, UBE Services, LLC, a subsidiary of the Company, sold 50% of its membership interest in its wholly-owned subsidiary, Provista, formerly known as United Bio Energy Fuels, LLC, to CHS for $2.4 million, plus the assignment by CHS of a fuel delivery contract. UBE Services also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member. In connection with the sale of 50% of UBE Services’ membership interest in Provista to CHS, UBE Services and CHS adopted an amended and restated operating agreement for Provista. Under the terms of the amended and restated operating agreement, CHS was appointed the manager of Provista. As manager, CHS is paid a management fee equal to the costs to CHS of providing the management services, with the amount of such fee to generally be determined on an annual basis by mutual agreement of Provista and CHS. From May 1, 2006 to September 30, 2006, Provista paid CHS $271,000 for management services provided to Provista.

On March 31, 2006, the Company also entered into a master agreement with Provista regarding ethanol sales and marketing. Pursuant to this master agreement, the Company will sell to Provista, and it will market on the Company's behalf, all of the ethanol produced at the Company's existing and future plants. Pursuant to the master agreement, certain of the Company's subsidiaries have entered into separate ethanol sales and marketing agreements that are substantially identical in all material respects to the master agreement. From May 1, 2006 to September 30, 2006, the Company paid Provista $217,000 for ethanol marketing services.

Shortly after UBE Services sold its 50% membership interest in Provista to CHS in March of 2006, UBE Services entered into an agreement with Provista on May 15, 2006, pursuant to which UBE Services leases the services of certain of its employees (referred to as leased employees) to Provista in exchange for which Provista pays to UBE Services a service fee reflecting all or a specified portion of the salaries, payroll taxes, government mandated fees and benefits attributable to the leased employees. From May 1, 2006 to September 30, 2006, Provista paid UBE Services $63,000 for management services provided by UBE Services.